Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-182403 on Form S-3 and Nos. 333-188256, 333-183980, 333-18224, 333-182810, 333-159379, and 333-140996 on Form S-8 of Weyerhaeuser Company of our report dated April 26, 2013 (June 14, 2013 as to Note 19), relating to the consolidated financial statements of Longview Timber LLC and subsidiaries as of and for the year ended December 31, 2012, which appears in this Current Report on Form 8-K of Weyerhaeuser Company dated June 17, 2013, which is part of the Registration Statement, and to the reference to us under the heading “Experts” in any such prospectus supplements to Registration Statement No. 333-182403 on Form S-3.

/s/ DELOITTE & TOUCHE LLP

Portland, Oregon

June 17, 2013